Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of June 7, 2019 (the “Effective Date”), by and between Rajesh Makhija (the “Executive”) and McorpCX, Inc. (the “Company” and together with the Executive, the “Parties”).

The Company desires the employment of the Executive with the Company, and Executive desires to engage in such employment relationship, on the basis of the mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.        Duties and Scope of Employment. The Company shall employ Executive in the position of Chief Executive Officer and President and Executive accepts such employment, on the terms and conditions set forth in this Agreement. Executive agrees to undertake and perform all duties required as Chief Executive Officer as may from time-to-time reasonably be determined and assigned to him, by the Company’s Board of Directors (the “Board”), which includes the general supervision, management, organization, administration and operation of the Company and its subsidiaries in the ordinary course of business, the development and implementation of the Company’s strategic goals, and the specific duties outlined in Schedule A attached hereto. The Board shall have the right to revise such duties and responsibilities from time to time, as they deem necessary or appropriate. Executive shall perform the duties and responsibilities assigned to him faithfully, diligently, professionally, and in the best interests of the Company. Executive shall at all time perform such duties in compliance with any and all laws, rules, regulations, and policies applicable to the Company of which Executive is aware. Executive shall also adhere to and obey all written rules and policies governing the conduct of the Company’s employees as may be established and modified from time-to-time. During the term of this Agreement, subject to election by the Company’s shareholders, the Executive shall serve as a member of the Board.

2.        Executive Services. During Executive’s employment with the Company, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may engage in non-competitive business or charitable activities so long as such activities do not materially interfere with Executive’s responsibilities to the Company, and do not restrict Executive’s ability to perform his duties outlined on Schedule A. Any board of director positions with other business or charitable entities entered into after the Effective Date shall be subject to the prior approval of the Board. Notwithstanding the forgoing, the Board approves that Executive may continue his role as CEO of GoGestalt Inc., Director of Eshore Corp and Partner at 92 Angels. Additionally. Board also acknowledges and approves his position on the board of non-profit organizations Akhil Autism Foundation and IIMA Alumni Association, US Chapter.

3.        Employment Term. Unless otherwise terminated earlier as provided in Section 5, Executive’s employment with the Company pursuant to this Agreement shall commence on the Effective Date and shall continue until May 31, 2020 (the “Initial Term”), provided that this Agreement shall automatically renew for successive one-year periods unless either the Company or the Executive provide written notice to the other of its intention not to renew the Agreement at least ten (10) days prior to the end of any yearly term (each such additional year being an “Extended Term”, and collectively with the Initial Term being the “Employment Term”).

4.        Compensation and Benefits.

(a)        Base Salary. The Company shall pay Executive as compensation for Executive’s services an annualized base salary of $120,000 (One Hundred and Twenty Thousand Dollars) subject to an adjustment to base salary at the discretion of the Board. Such salary shall be subject to applicable tax withholding and shall be paid periodically in accordance with normal Company payroll practices. The base salary may be increased, but not decreased, pursuant to annual review by the Compensation Committee of the Board in accordance with this Agreement. Executive shall also be entitled to indemnification from the Company for claims asserted against Executive in connection with Executive’s performance of his duties hereunder and shall be covered under the officer and director liability policy maintained by the Company.

(b)        First Year Bonus. Executive will be entitled to receive a one-time performance bonus of One Hundred and Fifty Thousand Dollars ($150,000.00), subject to applicable tax withholding and paid at the time of Executive’s first regularly scheduled paycheck after the Board approval if prior to the one year anniversary of the Effective Date, any two of the following events occur: (i) the Company has Annualized Revenue, hereafter defined, greater than $7,000,000 as of the twelfth calendar month following the Effective Date (for the purpose of this 4(b)(i) “Annualized Revenue” shall mean the total of (A) the recognized revenue for the 12 completed months following the Effective Date, plus (B) the product of monthly contracted recurring revenue (i.e. the multi-year contracts with clients that have known amounts of annual net revenue) with a term greater than 12 months as of the 12th month after the Effective Date times 12 (e.g. if accumulated recognized revenue for the 12 months following the Effective Date is $5,000,000 and the monthly recurring revenue in the 12th month after the Effective Date equals $200,000 then the Annualized Revenue would be $5,000,000 + ($200,000 x 12) = $7,400,000), plus (C) the annualized revenue of any completed acquisition, merger or similar arrangement with another company, and/or (ii) the Board determines that the Executive has successfully executed a strategic plan approved by the Board, and the shareholders if required, which may include the acquisition, merger, joint venture, or other transaction and/or (iii) has raised capital from new investors in an amount equaling $1,500,000 or more that will enable the execution of a Board approved strategic plan, in each case to be achieved prior to the one year anniversary of the Effective Date . If only one of the above events occur, the Executive will be entitled to a performance bonus of $50,000.00

(c)       Annual Bonus. Each year the Executive shall be eligible to receive an annual bonus based on Executives achievement against the following three criteria, the specifics of which shall be determined jointly by the Board and the Executive within 90 days of the Effective Date. The criteria include: (1) Company meeting the target EBITDA and net revenues, (2) enterprise/market value improvement and (3) increased value and liquidity in the publicly traded shares of the Company. The amount of bonus earned due to the first criteria of company meeting target EBIDTA and net revenue will be capped at 75% of base salary. The annual bonus shall be paid in the regularly scheduled payroll that occurs immediately after completion of the Company’s annual financial audit. For the calendar year 2019, the bonus shall be prorated based on the number of months of operations that occur after the Board approves the above criteria.

(d)        Benefits. Executive shall be eligible to participate in the employee benefit plans (“Plans”) that are available or may become available to other employees of the Company. The adoption and maintenance of such Plans are to be at the discretion of the Company, subject in each case to the generally applicable terms and conditions of the Plan or applicable program and to the determination of any committee administering such Plan or program. Employee may work remotely up to one hundred percent (100%) of his time providing it does not interfere with the goals and objectives of the Company. To the extent adopted and maintained by the Company, such benefits shall include participation in the Company’s group medical, life, disability, and retirement plans, and any supplemental plans available to senior executives of the Company from time to time. Executive will accrue one day of sick leave per month, for a total of twelve (12) sick days per year. Executive also will be entitled to accrue paid vacation time of four (4) weeks each calendar year, in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the Parties. Executive may accrue a maximum of four (4) weeks of vacation pay each calendar year and, once the maximum is reached, Executive will not accrue any additional vacation time until the total accrued vacation falls below the maximum, at which point Executive will begin to accrue additional vacation time. The Company reserves the right to change or terminate its employee benefit plans and programs at any time pursuant to any notice provisions in such plans. To the extent that the Company cannot administer a health plan (medical, vision and dental), then the Company shall reimburse the Employee for 80% of the amount of medical insurance premiums that the Employee would need to pay to cover himself and his family.

(e)         Relocation Benefits. No relocation benefits will be paid under this Agreement.

(f)        Business Expenses. The Company will reimburse Executive for reasonable business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5.        Termination of Employment.

(a)         Termination by Company for Cause; Voluntary Termination. Either Party shall have the right to terminate this Agreement in the manner set forth in this Agreement. In the event Executive’s employment with the Company is terminated for “Cause” (as defined below) by the Company or voluntarily by Executive (i) the Company shall pay Executive any unpaid base salary due for periods prior to the date of termination of employment (the “Termination Date”); (ii) the Company shall pay Executive all of Executive’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by Executive, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to termination. These payments shall be made promptly upon termination and within the Company’s next regularly scheduled payroll.

(b)          Non-Renewal of Agreement or Termination by Company without Cause. The Company may terminate Executive’s employment without Cause upon thirty (30) days written notice to Executive. If Executive’s employment with the Company terminates other than voluntarily by Executive or for Cause, or, due to non-renewal of this agreement without Cause, and Executive signs and does not revoke a Release as defined below, then, subject to Executive’s compliance with Section 7, Executive shall be entitled to:

(i)     Receive severance pay (less applicable withholding taxes) at a rate equal to his base salary, as then in effect, for a period of one year from the date of such termination, to be paid either periodically in accordance with the Company’s normal payroll policies or in a lump sum payable within thirty (30) days of the Termination Date, at the Executive’s election, as long as such severance payment is made in compliance with Sections 16(j) and (k). No severance payment will be made which is not compliant with IRC Section 409A and IRC Section 280G.

(ii)     Continuation of certain legally-allowed health (i.e., medical, vision and dental) coverage and benefits as in effect for the Executive on the day immediately preceding the day of the Executive’s termination of employment; provided, however, that (a) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the IRC; and (b) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to provide Executive with Company-paid health coverage until the earlier of (i) the date Executive is no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) three (3) months from the Termination Date and Executive shall pay the same contribution for the COBRA coverage as of the time of termination and the Company shall subsidize the balance of the premiums.

(iii)     Any stock options subject to vesting through the twelve (12) month period following the Termination Date shall become vested as of the Termination Date, while all remaining unvested stock options shall be forfeited.

Notwithstanding the foregoing, if Executive is terminated by the Company for failure to meet the expectations of the Board concerning the performance of the Executive’s duties outlined in this Agreement, but in the determination of the Board the Executive has made a good faith effort to perform such duties and has not taken any action or made any omission that would otherwise fall under the definition of “Cause” under Section 13(a)(i)-(iv) below, then the severance pay outlined in (i) through (iii) herein above shall be limited to six (6) months. If, however, Executive is terminated by the Company for failure to meet the expectations of the Board concerning the performance of the Executive’s duties outlined in this Agreement and the determination of the Board is that the Executive has not made a good faith effort to perform such duties, then the severance pay outlined in (i) through (iii) herein above shall be the same as if for “Cause” under Section 13(a)(i)-(iv) below. This clause will not be applicable for the first 6 months from the Effective Date of the agreement.

(c)          Death. In the event of Executive’s death while employed hereunder, Executive’s beneficiary (or such other person(s) specified by will or the laws of descent and distribution) will receive (i) continuing payments of severance pay (less applicable withholding taxes) at a rate equal to Executive’s base salary for a period of ninety (90) days from Executive’s death, to be paid periodically in accordance with the Company’s normal payroll policies, (ii) Company-paid COBRA benefits as specified in Section 5(b)(ii) above for ninety (90) days from Executive’s death, and (iii) subject to the terms of the Company’s Amended and Restated Stock Option Plan (the “Option Plan”), have the right to exercise the vested Stock Options under the Option Plan which are vested as of the date of Executive’s death for one (1) year following Executive’s death.

(d)         Disability. In the event of Executive’s termination of employment with the Company due to “Disability” (as defined herein), Executive shall be entitled to continuing payments of base salary (less applicable withholding taxes) until Executive is eligible for long-term disability payments under the Company’s group disability policy; provided, however, that in no event shall such period of continued base salary exceed 90 days following termination.

(e)         Termination by Executive for Good Reason. If Executive terminates employment with the Company for “Good Reason” (as defined herein) within thirty (30) days of a Good Reason event, and Executive signs and does not revoke a mutual Release, then, subject to Executive’s compliance with the applicable terms of this Agreement, Executive shall be entitled to the same benefits that he would receive in Section 5(b) above.

(f)         Specified Employee. Notwithstanding any other provision in this Agreement to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under IRC Section 409A(a)(2)(B), then with regard to any payment that is considered deferred compensation under IRC Section 409A payable on account of a “separation from service” (as defined for purposes of IRC Section 409A and corresponding regulations), such payment shall be made on the date which is the earlier of the following: (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the eighteen (18)-month anniversary of the date of this Amendment (the “Delay Period”), to the extent required under IRC Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 5(f) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, without interest, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

6.        No Impediment to Agreement. Unless otherwise approved by the Board under Section 2 above, Executive hereby represents to the Company that Executive is not, as of the date hereof, and will not be during Executive’s employment with the Company, employed under contract, oral or written, by any other person, firm or entity, and is not and will not be bound by the provisions of any restrictive covenant or confidentiality agreement which would constitute an impediment to, or restriction upon, Executive’s ability to enter this Agreement and to perform the duties of Executive’s employment. It is understood that Executive may continue his role as CEO of Gogestalt Inc., Director at Eshore Corp and Partner at 92 Angels.

7.        Assignment of Inventions and Confidentiality Agreement. Executive acknowledges that by reason of his employment, he will have access to the Company’s trade secrets, confidential and proprietary information, including but not limited to: confidential processes and technology, long range plans, marketing plans, supplier relationships, contract terms, compensation information, membership and customer data, financial information, pricing and costs information. Executive agrees, as a condition to Executive’s employment with the Company and the effectiveness of this Agreement, to execute the Company’s form of Intellectual Property Agreement attached hereto as Exhibit A; provided, however, to the extent there is any inconsistency between such agreement and this Agreement, this Agreement shall control.

8.        Injunction. Executive agrees that an injunction may be granted by the Superior Court of San Francisco, California, or by any other court or courts having jurisdiction, restraining him from violation of the terms of this Agreement, upon any breach or threatened breach. This shall not limit Company from any other relief or damages to which it may be entitled as a result of Executive’s breach of this Agreement.

9.        Alternative Dispute Resolution. Except in connection with an event subsequent to a Change in Control of the Company, in which case Executive is not required to offer to engage in formal mediation prior to filing any action or claim against the Company, Executive agrees that prior to filing any action or claim against Company, or any of its respective employees, he will offer to engage in formal mediation to resolve any disputes that may arise between Executive or the Company regarding Executive’s employment, the termination of employment, and/or this Agreement. Each party shall bear its own costs of mediation.

10.       Arbitration.

(a)     Any disputes, controversies or claims arising under or in connection with this Agreement (except disputes, controversies or claims arising after the occurrence of a Change in Control of the Company, in which case the provisions of this Section 10 will be in applicable) for that the parties cannot resolve themselves, including disputes, controversies or claims pertaining to the general application, validity, construction, interpretation or enforceability of this Agreement and including any dispute relating to Executive’s employment or termination of employment (collectively, “Disputes”), will be settled exclusively by final and binding arbitration, before a single arbitrator, under the provisions the Federal Arbitration Act, and in accordance with the employment rules and procedures of the American Arbitration Association or, if the parties agree, the Judicial Arbitration and Mediation Service (“JAMS”). The term Disputes includes any claims based on violation of Law, such as claims for discrimination or civil rights violations under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, or similar statutes. The term Disputes excludes (a) claims for workers’ compensation, unemployment insurance and any matter within the jurisdiction of the California Labor Commissioner or equivalent state agency with jurisdiction over wage claims, (b) any breach or alleged breach of Section 5, and (c) any request for equitable relief, including injunctive relief. Except as provided in this section, arbitration will be the exclusive method of resolving any Dispute, and both the Company and Executive are giving up any right they may otherwise have to a judge or jury deciding such Dispute.

(b)     The arbitration will provide for (i) reasonable written discovery and depositions as provided by the California Code of Civil Procedure and (ii) a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. The Company will be responsible for payment of the tribunal costs relating to such arbitration; except in such Disputes where Executive asserts a claim under a state or federal statute prohibiting discrimination in employment or similar statutory, constitutional or public policy claim, or unless required otherwise by applicable Law (“Statutory Claim”). In Disputes where Executive asserts a Statutory claim, Executive will be required to pay only the initial filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. The Company will pay the balance of the arbitrator’s fees and administrative costs. Each party will separately pay for its respective attorneys’ fees and expenses; provided, however, that the Arbitrator may award attorneys’ fees and costs to the prevailing party as allowed by law. All rights, causes of action, remedies and defenses available under California and federal law and equity are available to the parties hereto, and will be applicable as though in a court of law, including the right to file a motion for summary judgment. Any competent court having jurisdiction thereof may enter judgment upon any award rendered by the arbitrator.

(c)     This agreement to resolve any Disputes by binding arbitration will extend to claims against any Affiliate of a party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of a party, or of any of the above, and will apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. The remedial authority of the arbitrator will be the same as, but no greater than, what would be the remedial power of a court having jurisdiction over the parties and their Dispute. This mutual arbitration agreement does not prohibit or limit either Executive or the Company’s right to seek equitable relief from a court including injunctive relief, a temporary restraining order, or other interim or conservatory relief, pending the resolution of a Dispute by arbitration.

(d)     The arbitrator will render an award and written opinion, and the award will be final and binding upon the parties. If any of the provisions of this Section are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination will not affect the validity of the remainder of this Section or this Agreement, and this Section and this Agreement will be reformed to the extent necessary to carry out the provisions of this Section to the greatest extent possible and to ensure that the resolution of all Disputes between the parties, including those arising out of statutory claims, will be resolved by neutral, binding arbitration. If a court should find that this section’s arbitration provisions are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

(e)     Unless mutually agreed by the parties, arbitration will take place in San Francisco, CA.

(f)     If a party institutes any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement or pursue any arbitrable dispute by any method other than arbitration, the responding party will recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of such action.

(g)     This Section 10 shall not be applicable in connection with any disputes, controversies or claims arising under or in connection with this Agreement that arise or occur after the occurrence of a Change in Control of the Company, and that none of the Parties are bound by this Section 10 in the event of a Change in Control of the Company.

11.      Non-Disparagement. Executive will not, directly or indirectly, make any disparaging, derogatory, negative or knowingly false statement about the Company or its equity holders, control persons, agents, successors and permitted assigns or any of their respective businesses, operations, financial condition or prospects, except as required by applicable law or order or as required in filing a charge with a government agency or complying with its investigation. This section will not prevent either party from making truthful statements in any judicial or governmental proceeding to enforce this Agreement or otherwise pursuant to legally compelled testimony.

12.       Fees. The prevailing party shall be entitled to its costs and attorney’s fees incurred in any litigation relating to the interpretation or enforcement of this Agreement, provided that a party’s right to fees and costs in connection with a wage or other statutory employment claim shall be governed exclusively by applicable state or federal law.

13.       Definitions.

(a)     Cause. For purposes of this Agreement, “Cause” is defined as any of the following: (i) fraud, illegal conduct, misappropriation or embezzlement on the part of Executive which results in material loss, damage or injury to the Company, (ii) a material breach of this Agreement (including any documents incorporated herein by reference) by Executive, (iii) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or crime involving moral turpitude, or (iv) conduct by Executive which constitutes willful, wanton or grossly negligent neglect of duties. Conduct will not be willful or grossly negligent if done, or not done, by Executive in good faith and with reasonable belief that action or omission was in the best interest of the Company. Any termination for “Cause” hereunder must be determined by a vote of the Board, with Executive first having been given specific written explanation of the basis for the “Cause” determination and an opportunity to appear before the Board prior to final Board action. If the Company wishes to terminate Executive’s employment for Cause, it shall first give Executive thirty (30) days prior written notice of the circumstances constituting Cause and an opportunity to cure unless the circumstances are not subject to being cured.

(b)     Change in Control. For purposes of this Agreement, “Change in Control” is defined as the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, the “Exchange Act”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (i) the acquisition of additional securities by any one person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a “corporate transaction” (as defined below); (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets (except for a sale or disposition of such assets to a subsidiary of the Company) ; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the IRC wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company) or (v) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by as majority of the members of the Board prior to the date of the appointment or election. Notwithstanding the foregoing, a transaction will not be deemed a “corporate transaction” unless the transaction qualifies as a change in control event within the meaning of IRC Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

(c)     Disability. For purposes of this Agreement, “Disability” is defined as Executive’s inability to perform his essential employment duties with or without reasonable accommodation, for 180 days (in the aggregate) in any one-year period as determined by concurrence of Executive’s attending physician and an independent physician selected by the Company, and failing concurrence of such physicians, then by an independent physician which they together select.

(d)     Good Reason. For purposes of this Agreement, “Good Reason” is defined as the occurrence of any of the following: (i) A material breach of this Agreement by the Company; (ii) Executive is no longer holding the position of Chief Executive Officer of the Company and member of the Board of Directors or has a material reduction in position, status, duties or responsibilities, or is assigned duties materially inconsistent with his position, which shall include any assignment to an affiliate under Section 16(h) below that results in Executive reporting to someone other than the Board, or any new parent company, or no longer having the role as Chief Executive Officer of the resulting parent company; (iii) Executive’s compensation, outlined in article 4 above, is reduced, (iv) the Company experiences a Change in Control, and/or (v) the Executive is no longer permitted to work remotely and is required to relocate his residence more than sixty (60) miles from Bridgewater, New Jersey. If the Executive wishes to terminate his employment for Good Reason, it shall first give Company twenty-five (25) days prior written notice of the circumstances constituting Good Reason and an opportunity to cure unless the circumstances are not subject to being cured.

(e)     Release. For purposes of this Agreement, “Release” is defined as a full and complete release of all claims of Executive against the Company, known or unknown on the date of its execution, in form and substance acceptable to the Company.

14.     Successors; Personal Services. The services and duties to be performed by the Executive hereunder are personal and may not be assigned or delegated. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Executive, the Executive’s heirs and representatives.

15.     Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to Executive at the home address, which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of Chair of the Board.

16.      Miscellaneous Provisions.

(a)     Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)     Entire Agreement. This Agreement, including the Company’s Intellectual Property Agreement attached hereto as Exhibit “A”, shall supersede and replace all prior agreements and understandings relating to the subject matter hereof, and no agreement, representations or understandings (whether oral or written or whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matter hereof. In the event of any conflict between this Agreement and any other agreement regarding the subject matter of this agreement, the terms of this Agreement shall prevail.

(c)     Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of California without reference to any choice of law rules. The parties expressly stipulate that any litigation under this Agreement shall be brought in the state courts of San Francisco County, California or in the United States District Court for the Northern District of California in San Francisco, California. The parties agree to submit to the jurisdiction and venue of these courts.

(d)     Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e)     No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

(f)     No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(g)     Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of all applicable income, health insurance and employment taxes.

(h)     Assignment by Company. The Company may assign its rights under this Agreement to an affiliate (as defined under the Exchange Act), and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Executive.

(i)      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(j)     IRC Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with IRC Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under IRC Section 409A (or is intended to qualify for an exemption under IRC Section 409A) and such payment or benefit is payable upon Executive’s termination of employment or termination of this Agreement, then the phrase “termination of employment,” “termination of this Agreement” and other similar phrases in this Agreement will be deemed to mean a “separation from service,” as defined in accordance with IRC Section 409A and corresponding Treasury regulations. Additionally, to the extent that any reimbursements under this Agreement are subject to the provisions of IRC Section 409A , any such reimbursements payable to Executive will be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of the expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. The Company makes no representation or warranty and will have no liability to Executive or any other person with respect to whether any provision of this Agreement fails to comply with IRC Section 409A or fails to satisfy an intended exemption from IRC Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by IRC Section 409A.

(k)     IRC Section 280G. Notwithstanding any provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any amount or benefit to be paid or provided by the Company or its affiliates to the Executive or the Executive’s benefit pursuant to this Agreement or otherwise (“Covered Payments”) would be an “excess parachute payment,” within the meaning of Section 280G of the IRC, but for this Section 16(k), then the Covered Payments shall be reduced to the minimum extent necessary (but in no event less than zero) so that no portion of any Covered Payments, as so reduced, constitutes an excess parachute payment, but only if and to the extent that such reduction will also result in, after taking into account all state, local and federal taxes applicable to the Executive (computed at the highest applicable marginal rate), including any taxes payable pursuant to Section 4999 of the IRC (and any similar tax that may hereafter be imposed under any successor provision or by any taxing authority), greater after-tax proceeds to the Executive than the after-tax proceeds to the Executive computed without regard to any such reduction. The determination of whether any reduction in such Covered Payments is required pursuant to this Section 16(k) shall be made by a firm of independent certified public accountants or a law firm selected by the Company. In the event that any Covered Payment is required to be reduced pursuant to this Section 16(k), the Executive shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 16(k). The Company shall provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within ten (10) business days of the date on which he is notified of the determination that a reduction in Covered Payments is required under this Section 16(k), the Company may affect such reduction in any manner it deems appropriate.

(l)     Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company and pursuant to any such law, government regulation or stock exchange listing requirement).

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	McorpCX, Inc.

	By:	/s/ Michael Hinshaw	[Sign Here]

	Its:	Chair of the Board of Directors

EXECUTIVE:	/s/ Rajesh Makhija		[Sign Here]
Rajesh Makhija

SCHEDULE A

DUTIES AND RESPONSIBILITIES OF THE CHIEF EXECUTIVE OFFICER OF THE

COMPANY

1.

Subject to the overall control, direction and policies of the Board, the president and chief executive officer (“CEO”) is responsible for the general supervision, management, organization, administration and operation of the Company and its subsidiaries in the ordinary course of business, and, subject to anything to the contrary herein, has all powers necessary to carry out his or her responsibilities. The CEO will work cooperatively with the Board to develop and implement the strategic goals of the Company. The Board will primarily act as a key driver of the development of the strategy and the CEO will be primarily responsible for the execution of the strategy.

Specifically, the CEO shall have the following duties, powers and authorities:

(i)	to make changes in the management organization of the Company as he shall consider appropriate and as shall be consistent with the policies established from time to time by the Board;

(ii)	to prescribe the duties and responsibilities of all officers and employees of the Company, other than the Chairman of the Board;

(iii)	to employ and discharge employees of the Company other than those whose appointments are made or confirmed by the Board;

(iv)	to recommend to the Board the employment or dismissal or change in office of any officer of the Company whose appointments are made or confirmed by the Board;

(v)	to suspend from duty an officer of the Company other than the Chairman of the Board and to report to the Board on any such suspension;

(vi)	to delegate to the vice-presidents and department heads such power and authority to carry out their duties as he considers necessary or desirable;

(vii)	to submit a plan to the Board within the first 90 days of employment, for assessment and review, including:

(i) assess operating structure with a view towards the short-term (within 12 months) and longer term (within 3 years) growth prospects in order to make recommended changes to the current operating structure and organization, potentially including:
	1.	organize the intercompany workings of the LLC and INC
	2.	establish formal LLC board cadence and reporting package

(ii) devise compensation structure to attract talent into the organization to incent INC both INC and LLC employees, including:
	1.	restructure incentive stock option plan
	2.	structure major shareholder share purchase plan
	3.	devise a deferred compensation plan or similar plan for LLC employees

(iii) recommendations to improve governance and communications
		1.	establish regular Board of Directors reporting cadence and meeting structure
		2.	compensation structure for Board Members
		3.	recommend changes to the Board of Directors

(iv) articulate a growth plan for INC as it relates to adding other technology, resources, analytics, knowledge, etc. to support the growth of the CX business
		1.	recommend a capitalization plan that would support growth

(v) review current LLC operations and financials, strategic initiatives and tactical plans, and articulate a strategic growth plan and enabling tactics for the LLC

(vi) establish an IR communication cadence with the investor base

(vii)	to submit to the Board on an ongoing basis:

	(i)	annual capital and operating plans of the Company;

	(ii)	longer term capital and operating plans of the Company;

	(iii)	proposals for commitments, capital expenditures, mergers and acquisitions, disposition of assets and financing in excess of the limits of his or her authority; and

	(iv)	such other information and materials as the Board may require from time to time;

(viii)	to assist and work with the Board to develop management strategies and business plans and ensure that such strategies and plans are appropriately represented to the Board, including the establishment and activation of regular business reviews;

(ix)	to assist and work with the Board and other senior management of the Company to oversee and monitor the progress of the implementation of the Company’s management strategies and business plans;

(x)	to provide the Board with such information respecting the Company and its business and affairs as they may require for the due performance of their duties and functions;

(xi)	to plan and provide for management development and succession within the Company and to report at least annually thereon to the Board;

(xii)	to play an active role in marketing and obtaining new shareholders and maintaining and managing relations with current shareholders;

	(xiii)	to act as a spokesman for the Company and work cooperatively with the Board to build and maintain the Company’s relations with the securityholders, investment analysts, public, government and industry and arrange for the Company to be appropriately represented in its relations with other companies and individuals with which it is associated in joint ventures or by way of investment;

	(xiv)	to ensure the Company is operating in the parameters of the law and appropriate ethical and moral standards;

	(xv)	to ensure that the principal risks of the Company have been identified and systems have been put in place to manage these risks and to report to the Board regarding the same;

	(xvi)	to ensure the suitability and integrity of the Company’s internal control systems; and

	(xvii)	to establish, in consultation with the Board and/or appropriate Board committees, such policies and practice statements as may be necessary or desirable to facilitate the Company’s business.

1.1	These powers and authorities are subject to:

	(i)	any requirement of law or the by-laws of the Company that any action must be taken by the Board or by the security holders; and

	(ii)	any specific limitation by the Board.

1.2	The CEO is authorized to delegate such of his powers and authorities as he sees fit, together with power to authorize subdelegation.

1.3	During Executive’s employment with the Company, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may engage in non-competitive business or charitable activities so long as such activities do not materially interfere with Executive’s responsibilities to the Company. Any board of director positions with other business or charitable entities entered into after the Effective Date shall be subject to the prior approval of the Board. Notwithstanding the forgoing, the Board approves that Executive may continue his role as CEO at GoGestalt Inc., Director at Eshore Corporation and Partner at 92 Angels, provided this does not restrict Executive’s ability to perform his duties outlined on Schedule A.

EXHIBIT A

Employee Intellectual Property Agreement

[attached]

17